Exhibit 4.5

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Madison Square Garden Sports Corp. (the “Company,” “we,” “us,” and “our”) is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended by-laws, which have been publicly filed with the Securities and Exchange Commission (“SEC”). The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

We are authorized to issue 165,000,000 shares of capital stock, of which 120,000,000 shares are Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), 30,000,000 shares are Class B Common Stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 15,000,000 shares are Preferred Stock, par value $.01 per share.

Class A Common Stock and Class B Common Stock

All shares of our Common Stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting

Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock vote together as a separate class and are entitled to elect 25% of the total number of directors constituting the whole Board of Directors and, if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting together as a separate class, are entitled to elect the remaining directors.

If, however, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of Common Stock, the holders of Class A Common Stock and Class B Common Stock vote together as a single class with respect to the election of directors and the holders of Class A Common Stock do not have the right to elect 25% of the total number of directors but have one vote per share for all directors and the holders of Class B Common Stock have ten votes per share for all directors.

If, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1⁄2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, continue to elect a number of directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, vote together with the holders of Class B Common Stock, as a single class, to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.

In addition, the affirmative vote or consent of the holders of at least 66 2⁄3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of our amended and restated certificate of incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the Common Stock. Our amended and restated certificate of incorporation does not provide for cumulative voting.

The Dolan family, including trusts for the benefit of members of the Dolan family (collectively, the “Dolan Family Group”), by virtue of their ownership of Class B Common Stock, are able collectively to control decisions on matters in which holders of our Class A Common Stock and Class B Common Stock vote together as a single class (including, but not limited to, a change in control), and to elect up to 75% of the Company’s Board. Members of the Dolan Family Group are parties to a Stockholders Agreement, which has the effect of causing the voting power of the Class B stockholders to be cast as a block on all matters to be voted on by holders of our Class B Common Stock. Under the Stockholders Agreement, the shares of Class B Common Stock owned by members of the Dolan Family Group are to be voted on all matters in accordance with the determination of the Dolan Family Committee, except that the decisions of the Dolan Family Committee are non-binding with respect to the Class B shares owned by certain Dolan family trusts that collectively own approximately 40.5% of the outstanding Class B Common Stock.

Advance Notification of Stockholder Nominations and Proposals

Our amended by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended by-laws. To be timely, the notice must be received by our corporate secretary not less than 60 or more than 90 days prior to the date of the stockholders’ meeting, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after such date is first announced or disclosed.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Conversions

The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. In the case of any sale or disposition of Class B Common Stock by a Dolan children trust, or of any children trust shares by any other Dolan family interest to which such shares have been transferred, such stock must be converted to Class A Common Stock on a one-for-one basis. This conversion requirement will not apply to sales or dispositions of Class B Common Stock to Charles F. Dolan or other Dolan family interests. Any conversion of Class B Common Stock into Class A Common Stock would result in the issuance of additional shares of Class A Common Stock. As a result of any such conversion, existing holders of Class A Common Stock would own the same percentage of the outstanding Common Stock but a smaller percentage of the total number of shares of issued and outstanding Class A Common Stock. Additionally, the conversion of shares of Class B Common Stock, which are entitled to ten votes per share, into shares of Class A Common Stock, which are entitled to one vote per share, would increase the voting power of Class A Common Stockholders with respect to all actions that are voted on by holders of Class A Common Stock and Class B Common Stock as a single class; however, the holders of Class B Common Stock, voting as a separate class, would continue to have the right to elect up to 75% of the Board of Directors unless and until the Class B Common Stock represented less than 12 1/2% of the outstanding Common Stock and, when both classes vote together as one class, would continue to represent a majority of the outstanding voting power of our Common Stock unless and until the Class B Common Stock represented less than approximately 9.1% of our outstanding Common Stock.

Dividends

Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property or shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same dividend on a percentage basis (payable in shares of or securities convertible to shares of Class A Common Stock and other securities of us or any other person) as holders of Class B Common Stock receive (payable in shares of or securities convertible into shares of Class A Common Stock, shares of or securities convertible into shares of Class B Common Stock and other securities of us or any other person). The distribution of shares or other securities of the Company or any other person to common stockholders is permitted to differ to the extent that the Common Stock differs as to voting rights and rights in connection to certain dividends.

Liquidation

Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of a liquidation.

Other Terms

Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in our amended and restated certificate of incorporation, unless the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed at the same time, in the same proportion and in the same manner.

In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent and registrar for the Class A Common Stock is EQ Shareowner Services (f/k/a Wells Fargo Shareowner Services).

Transfer Restrictions

The Company is the indirect owner of professional sports franchises in the NBA and NHL. As a result, ownership and transfers of our Common Stock are subject to certain restrictions under the constituent documents of the NBA and NHL as well as under the Company’s agreements with the NBA and NHL in connection with their approval of the spin-off from MSG Networks Inc. (the “Spin-off”).

Under the NBA arrangement, transfers and ownership of 5% or more of our Common Stock require the prior approval of the NBA. So long as the Company is controlled by the Dolan family, “Institutional Investors” are permitted to acquire and own up to 15% of our Class A Common Stock without obtaining prior approval of the NBA. For this purpose, an “Institutional Investor” is a person (i) whose total assets owned and under management exceeds $500 million ($100 million in the case of a registered investment company) and (ii) who fits within one or more of the following categories (defined with reference to clauses (A)-(F) and (J) of Rule 13d-1(b)(1)(ii) under the Exchange Act):

•A broker or dealer registered under Section 15 of the Exchange Act;
•A bank as defined in Section 3(a)(6) of the Exchange Act;

•An insurance company as defined in Section 3(a)(19) of the Exchange Act;
•An investment company registered under Section 8 of the Investment Company Act of 1940;
•Any person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 or under the laws of any state;
•An employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. 1001 et seq. (“ERISA”) that is subject to the provisions of ERISA, or any such plan that is not subject to ERISA that is maintained primarily for the benefit of the employees of a state or local government or instrumentality, or an endowment fund; and
•A non-U.S. institution that is the functional equivalent of any of the institutions listed above, so long as the non-U.S. institution is subject to a regulatory scheme that is (A) substantially comparable to the regulatory scheme applicable to the equivalent U.S. institution and (B) imposed under the laws of Switzerland, Canada, Australia, Japan, China or any country in Europe that is part of the “G-20” group of nations.

In addition, an “Affiliate” of an Institutional Investor is also deemed to be an Institutional Investor; provided, that no such Affiliate that is not an Institutional Investor in its own right can own more than 5% of our outstanding Common Stock and no Institutional Investor, together with its Affiliates, can own more than 15% of our outstanding Class A Common Stock. For purposes of these transfer restrictions, an “Affiliate” means a person that controls, is controlled by or is under common control with the institution/investor.

Transfers of our Class B Common Stock are also subject to restrictions under the NBA rules, subject to certain exceptions involving transfers of such shares among Dolan family interests. Prior to any transaction that results in the Dolan family no longer controlling the Company, we will likely need to negotiate a new agreement with the NBA.

Under the NHL arrangements, transfers and ownership of our Class A Common Stock are subject to NHL approval only if they constitute a “controlling interest” in the New York Rangers. The NHL has agreed that so long as the Dolan family has the right to elect a majority of our board of directors, there are no restrictions on transactions in, or ownership of, our Class A Common Stock. Transfers of our Class B Common Stock are subject to restrictions under the NHL arrangements, subject to certain exceptions involving transfers of such shares among Dolan family interests. Prior to any transaction that results in the Dolan family no longer controlling the Company, we will likely need to negotiate a new consent agreement with the NHL.

In order to protect the Company and its NBA and NHL franchises from sanctions that might be imposed by the NBA or NHL as a result of violations of these restrictions, our amended and restated certificate of incorporation provides that if at any time the Company owns, directly or indirectly, an interest in a professional sports franchise, the ownership and transfer of shares of our Common Stock are subject to any applicable restrictions on transfer imposed by the league or other governing body with respect to such franchise (a “League”), which restrictions are described in our filings (including exhibits) with the SEC. If a transfer of shares of our Common Stock (including any pledge or creation of a security interest therein) to a person or the ownership of shares of our Common Stock by a person requires approval or other action by a League and such approval or other action has not been obtained or taken as required, the Company shall have the right by written notice to the holder to require the holder to dispose of the shares of Common Stock which triggered the need for such approval (the “excess shares”) within 10 days of delivery of such notice (a “required divestiture”). If a holder has failed to provide documentation satisfactory to the Company of the holder’s compliance with a required divestiture by the fifth business day following the end of the 10 day period, then, in addition to any other remedies the Company may have for such failure to comply with a required divestiture, the Company shall have the right, in its sole discretion, to redeem from such holder the excess shares (“mandatory redemption”) by providing written notice of such required divestiture to the holder (a “redemption notice”) and mailing a check payable to the holder in an amount equal to 85% of the fair market value of the excess shares on the date of the notice. For the purposes of establishing the fair market value of the excess shares, the fair market value of a share of our Common Stock are equal to the average of the closing sale price (or if no closing sale price is reported, the last reported sale price) of our Class A Common Stock on NYSE (or if the Class A Common Stock is not traded on NYSE on any date of determination, the principal securities exchange on which such stock is listed or quoted) over the 10 trading day period ending on the second trading day preceding the redemption notice, or such other amount as determined in good faith by the Company’s board of directors. A mandatory redemption shall require no action by the holder of the redeemed shares and the shares shall be deemed cancelled upon our delivery of payment therefore. The certificates representing our Common Stock contain a legend with respect to the foregoing provision in our amended and restated certificate of incorporation.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors is authorized, without further stockholder action to provide for the issuance of up to 15,000,000 shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. There are no shares of our preferred stock currently outstanding. Any issuance of preferred stock may adversely affect the rights of holders of our Common Stock and may render more difficult certain unsolicited or hostile attempts to take over the Company.

Section 203 of the Delaware General Corporation Law

Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Company’s Board of Directors, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the Company in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the Board of Directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Our amended and restated certificate of incorporation does not contain such an election. However, our Board of Directors exercised its right under Section 203 to approve the acquisition of our Common Stock in the Spin-off by members of the Dolan family group. This has the effect of making Section 203 inapplicable to transactions between the Company and current and future members of the Dolan family group. Section 203 also may be inapplicable to the Dolan family group or to other persons for other reasons specified in the statute.